Exhibit 10.32

EXECUTIVE SUPPLEMENTAL LONG-TERM DISABILITY PROGRAM
SUMMARY

Participants:	Corporate Officers and Division Presidents and other executives who participate in the basic long-term disability plan, as may from time to time be approved for participation by the Compensation and Management Resources Committee of the Board of Directors of Foot Locker, Inc. (the “Compensation Committee”).

Benefit:

Participants are eligible to receive a percentage of salary up to $25,000 per month for a certain period of time, as may be determined by the insurer. Any benefit paid under this program shall be reduced by the amount of any benefit paid to the participants under the basic long-term disability plan.

Section 409A:

With regard to any provision of the program that provides for the reimbursement of expenses or in-kind benefits, except as permitted by Section 409A of the Internal Revenue Code (the “Code”) and regulations issued thereunder, the right to reimbursement (i) shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such reimbursements payments shall be made on or before the last day of the participant’s taxable year following the taxable year in which the expense was incurred.

122